Dyadic Receives $2.1 Million in Cash from Exercise of Warrants and Stock Options and Announces $1.6 Million Debt-for-Equity Conversion by its Two Largest Stockholders, including the Company’s CEO

JUPITER, Fla. - May 3, 2006 - Dyadic International, Inc. (AMEX: DIL), a biotechnology company, announced today that it has received approximately $2.1 million in proceeds from the exercise of warrants to purchase an aggregate of approximately 495,000 shares of the Company's common stock at an exercise price of $3.33 per share, warrants to purchase 50,000 shares of common stock at an exercise price of $5.50 per share, and stock options to purchase an aggregate of 47,417 shares of common stock, with exercise prices ranging from $2.08 to $4.50 per share.

Dyadic also announced that on May 1, 2006, the Company’s two largest stockholders increased their stock ownership in the Company through debt-for-equity conversions of convertible notes due from Dyadic in the aggregate amount of $1,577,872.06. The Emalfarb Trust, whose beneficiary is Mark A. Emalfarb, Dyadic’s Chief Executive Officer, President and Chairman, received 251,298 shares of common stock upon the conversion in full of its convertible promissory note which had combined principal and accrued interest of $836,824.15 as of May 1, 2006. The Francisco Trust, whose beneficiaries are the wife and children of Mr. Emalfarb, received 222,537 shares of common stock upon the conversion in full of its convertible promissory note which had combined principal and accrued interest of $741,047.91 as of May 1, 2006.

Subsequent to the conversion of the convertible promissory notes, the Emalfarb Trust owns 5,822,125 shares and the Francisco Trust owns 4,769,578 shares, representing 24.3% and 19.9%, respectively, of the Company’s outstanding shares of common stock at May 1, 2006.

Additionally, Dyadic announced that on April 30, 2006, the maturity date of the Revolving Note held by the Emalfarb Trust was extended from January 1, 2007 to January 1, 2008. The Revolving Note has a combined principal and accrued interest balance of approximately $2,440,900 as of May 1, 2006.

About Dyadic
Dyadic International, Inc. is engaged in the development, manufacture and sale of biological products using a number of proprietary fungal strains to produce enzymes and other biomaterials, principally focused on a system for protein production based on the patented Chrysosporium lucknowense fungus, known as C1. Dyadic currently sells more than 45 liquid and dry enzyme products to more than 200 industrial customers in approximately 50 countries.

Dyadic intends to utilize its patented enabling and proprietary platform technologies on its own behalf and under license to business collaborators for the discovery, development and manufacture of biological products from genes to produce targeted protein products for diverse markets.

Cautionary Statement for Forward-Looking Statements
Certain statements contained in this press release are "forward-looking statements." These forward-looking statements involve risks and uncertainties that could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a discussion of these risks and uncertainties, please see our filings from time to time with the Securities and Exchange Commission, which are available free of charge on the SEC's web site at http://www.sec.gov, including our Annual Report on Form 10-KSB for the year ended December 31, 2005. Except as required by law, we expressly disclaim any intent or obligation to update any forward-looking statements.

Contact:

Dyadic International, Inc.
Alexander (Sasha) Bondar, 561-743-8333
sbondar@dyadic-group.com
http://www.dyadic-group.com

or

Berkman Associates
Investor Relations Counsel
Neil Berkman, 310-826-5051
info@berkmanassociates.com